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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE

MONDAY OCTOBER 29, 2001

            GLOBAL ELECTION SHAREHOLDERS APPROVE PLAN OF ARRANGEMENT
                           WITH DIEBOLD, INCORPORATED

MCKINNEY, Texas--(BUSINESS WIRE)--Oct. 29, 2001--Global Election Systems Inc. (AMEX: GLE - news; TSE: GSM - news) announces that at Global's extraordinary general meeting held Friday, October 26, 2001, shareholders voted 96.94% in favour of the Plan of Arrangement with Diebold, Incorporated. Global shareholders voted 96.84% in favour of the issuance to Diebold of up to 16,306,922 Global common shares in connection with (i) the conversion of Diebold's $5.0 million convertible bridge loan to Global, (ii) Diebold's exercise of a warrant to purchase up to 250,000 Global common shares; and (iii) Diebold's exercise of an option to purchase up to 4,500,000 Global common shares pursuant to a contract manufacturing agreement between Diebold and Global. 53.5% of Global's outstanding common shares were voted at the meeting.

Global will submit a motion for a final order to the Supreme Court of British Columbia on or about November 1, 2001 and upon receipt of the final order will file necessary documents with the British Columbia Registrar of Companies. The closing of the transaction is expected to occur in the fourth quarter of 2001 and remains subject to a number of conditions.

The Arrangement will result in Global becoming a wholly-owned subsidiary of Diebold. Pursuant to the agreement, Diebold will acquire all of the outstanding Global shares at a per share price equal to $1.135, with 80% of the consideration payable in stock and 20% payable in cash. Every shareholder of Global of record on the closing date will receive, in exchange for each Global share held by such shareholder cash consideration of U.S.$0.227 and shares of Diebold common stock equal to an exchange ratio. The stock portion of the consideration is subject to a maximum of .03027 Diebold shares and a minimum of
 .02421 Diebold shares for each Global share. Following the closing, Global's shares will be delisted from the Toronto and American Stock Exchanges.

Diebold, a global leader in providing integrated self-service delivery systems and services, reported revenues of US$1.7 billion in 2000. It employs more than 10,000 associates with representation in more that 80 countries worldwide. It is publicly traded on the New York Stock Exchange under the symbol "DBD". For more information, visit Dieblold's Web site at www.diebold.com.

Global also announces that Deborah M. Dean, a creditor and significant shareholder of Global, has demanded that, by the end of the close of business on October 30, 2001, Global repay the entire amount outstanding to her pursuant to a promissory note dated September 29, 2000 in the


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principal sum of US$1,000,000. Global was to make repayments of principal of
US$333,334 on September 28, 2001, US$333,333 on September 27, 2002 and
US$333,333 on September 27, 2003. Global did not make the scheduled repayment of principal to Mrs. Dean on September 28, 2001.

This release includes statements which predict or forecast future events, depend on future events for their accuracy or embody assumptions which may prove to have been inaccurate. Such forward-looking statements include, but are not limited to, expectations that the announced business transaction will be consummated and expectations that such transaction, if it occurs, will result in strategic benefits. Global Election cautions that these forward-looking statements, and Global Election's business and prospects, are subject to a number of factors which could cause actual results to differ materially, including: the timely receipt of necessary shareholder, regulatory and other consents and approvals which could be delayed for a variety of reasons related or not related to the transaction itself; fulfillment of all closing conditions to be specified in the transaction documents; potential adverse effects of the changing industry environment; and delays in the normal purchasing cycles and the resultant negative impact on Global Election's sales and revenues. Certain factors which may materially affect the transaction described in this release or Global Election's business, prospects and results are described in Global Election's periodic reports available from the Securities and Exchange Commission, including Global Election's Form 10-K for fiscal year 2000 and subsequent reports on Forms 10-Q and 8-K.

FOR FURTHER INFORMATION PLEASE REFER TO GLOBAL'S WEBSITE www.globalelection.com

OR CONTACT:

Clinton H. Rickards, Director
Global Election Systems Inc.
(Investor Relations Inquiries)
Telephone: (604) 538-1206
Facsimile: (604) 538-8424
E-mail: chr@maldima.com

If you wish to receive Global Election Systems Inc.'s news releases via email, please contact Bonnie Merritt at bonnie@gesn.com

The Toronto Stock Exchange and the Securities Exchange Commission have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.